SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

					 ________________

					    240.13d-102
                                 SCHEDULE 13G

	INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO (S)240.13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO (S)240.13D-2

                             (Amendment No.  1  )*
                                           -----

 					MHM Services, Inc.
                  -------------------------------------------
                               (Name of Issuer)

                                 Common Stock
                  -------------------------------------------
                        (Title of Class of Securities)

					    55301L103
                              ------------------
                                (CUSIP Number)

	   				December 31, 2000
		-----------------------------------------------------------
			Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [x] Rule 13d-1(b)

          [_ Rule 13d-1(c)

          [_] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------
  CUSIP NO.   55301L103       			13G
------------------------
-------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Bank of America Corporation f/k/a BankAmerica Corporation
-------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
-------------------------------------------------------------------------------
      SEC USE ONLY
 3
-------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    Delaware
-------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6


     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                          							[_]
-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
         less than 5% (closing filing)

-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    HC
-------------------------------------------------------------------------------

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
 Item 1  (a)  Name of Issuer:		MHM Services, Inc.

        (b)  Address of Issuer's
             Principal Executive 	7601 Lewinsville Road, Suite 200
		 Offices:               McClean, VA 22102


Item 2  (a)  Names of Person Filing:
 							Bank of America Corporation (BAC

        (b)  Address of Principal
		 Business Offices:												                  100 North Tryon St.
							Charlotte, NC 28255

        (c)  Citizenship:	Bank of America -	Delaware

        (d)  Title of Class of            Common Stock
             Securities:


        (e)  CUSIP Number: 	55301L103

ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b)
OR 13d-2(b)OR (c), CHECK WHETHER THE PERSON FILING IS A:

(g) [x] A parent holding company or control person in accordance with(S)240.13d-1(b)(1)(ii)(G)


ITEM 4 - OWNERSHIP

With respect to the beneficial ownership of each reporting person, see Items 5 through 8 of the cover pages to this Schedule 13G applicable to each such person, which are incorporated herein by reference.


ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].


ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON:

Not Applicable.






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

ITEM 7 - IDENTIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED
THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Not Applicable.

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not Applicable.


ITEM 9 - NOTICE OF DISSOLUTION OF GROUP:

Not Applicable.

ITEM 10 - CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: February 7, 2001


Bank of America Corporation



By:  	/s/ David J. Walker

David J. Walker
Senior Vice President
Corporate Compliance




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